Exhibit 23.1

Consent of Independent Certified Public Accountants

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated March 26, 2004, in the Registration Statement (Form S-4 No. 33-) and related Prospectus of NationsRent Companies, Inc. for the registration of $250,000,000 of 9 ½ % Senior Notes due 2010.

/s/ Ernst & Young LLP

Fort Lauderdale, FL
March 29, 2004